EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-07673 of Center Trust, Inc. on Form S-3 and Registration Statement No. 33-73306 of Center Trust, Inc. on Form S-8 of our report dated March 26, 2002, except for Footnote 13 for which the date is November 20, 2002, appearing in this Annual Report on Form 10-K/A of Center Trust, Inc. for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Los Angeles, California
November 20, 2002